                                                                    EXHIBIT 12.3

                           ALCO STANDARD CORPORATION
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)

                                                       1996             1995            1994             1993             1992
                                                     ----------       ----------      ----------       ----------       ----------
Earnings
  Income from continuing operations                 $   164,893      $   115,011     $     1,996      $    61,276      $    51,612
  Add:
    Loss from unconsolidated affiliate                                                   117,158            2,538
    Provision for income taxes                          107,984           75,501          41,315           40,093           33,488
    Fixed charges                                       127,557           82,354          60,367           49,418           39,761
                                                     ----------       ----------      ----------       ----------       ----------

  Earnings, as adjusted                         (A) $   400,434      $   272,866     $   220,836      $   153,325      $   124,861
                                                     ==========       ==========      ==========       ==========       ==========

Fixed Charges
  Other interest expense, including interest
    on capital lesses                               $   105,222      $    61,888     $    44,096      $    39,044      $    30,923
  Estimated interest component of
    rental expense                                       22,335           20,466          16,271           10,374            8,838
                                                     ----------       ----------      ----------       ----------       ----------

  Total fixed charges                                   127,557           82,354          60,367           49,418           39,761

  Preferred stock dividends, as adjusted                 36,952           25,180          18,908           15,846              129
                                                     ----------       ----------      ----------       ----------       ----------
  Total fixed charges and preferred
    stock dividends                             (B) $   164,509      $   107,534     $    79,275      $    65,264      $    39,890
                                                     ==========       ==========      ==========       ==========       ==========


Ratio of earnings to fixed charges and
    (A)/(B) preferred stock dividends                       2.4              2.5             2.8              2.3              3.1
                                                            ===              ===             ===              ===              ===